Exhibit 99.1

                                            Contact:  Rob Boley     503-797-7176



                  Fred Meyer Reaches Favorable Settlement with
                 California Attorney General; FTC Review Closed

                     Clears Way for Ralphs and QFC Mergers

Portland, OR -- (February 13, 1998) -- Fred Meyer, Inc. (NYSE:FMY) said today that it reached a favorable agreement with the California Attorney General regarding the divestiture of 19 southern California stores, owned by Ralphs Grocery Company and QFC's Hughes Family Markets, as precursor to its planned merger with Ralphs and QFC (NYSE: XQ) in early March. Upon receipt of notification of the agreement, the Federal Trade Commission closed its review of the impending transaction.

The proposed merger of three prominent western regional supermarket companies will create one of the five largest supermarket companies in the United States with $15 billion in annual sales, more than 900 food and specialty stores and 88,000 employees in 22 states. The combined company will have leading food market position in seven of the 10 fastest growing states and the #1 or #2 market positions in Los Angeles, Las Vegas, Salt Lake City, Seattle, Phoenix, Portland and Albuquerque.

Fred Meyer, Inc., headquartered in Portland, Oregon, is a major western retailer selling a wide range of food, apparel, general merchandise, home electronics, home improvement and fine jewelry products. The company currently operates 433 stores in 22 states and employs approximately 50,000 people.


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